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                                                                    EXHIBIT 10.4


May 25, 2000



Ms. Linda A. Hayes
c/o General Magic, Inc.
420 North Mary Avenue
Sunnyvale, California 94086

Dear Linda:

This will confirm our agreement concerning the terms and conditions of your future employment with General Magic (sometimes also called the "Company"). Currently you are serving as a Senior Vice President of the Company. In order to encourage you to remain with General Magic through June 15, 2000, and to diligently serve the interests of the Company and its myTalk business during that period, we have agreed to provide you with the retention and severance benefits described in this letter agreement. Except as specifically described in this letter agreement, the terms of your agreement with General Magic dated August 7, 1997, will remain unchanged until June 16, 2000, whereupon the terms of this letter agreement shall be controlling.

As we discussed, effective upon execution of this letter agreement, you will become Chief Marketing Officer for myTalk, with responsibility for marketing and sales for the myTalk service, and will continue as a full-time employee of General Magic through and including June 15, 2000. Commencing June 16, 2000, through and including June 15, 2002, you will become Chief Marketing Advisor for the Company, during which period you will serve as a part-time employee of the Company, and will not be called on to work in excess of an average of approximately ten hours each month during the period. Concurrent with the beginning of your service in that position, your status as an officer of General Magic and as Chief Marketing Officer of myTalk will automatically cease. Effective June 15, 2002, we have agreed that your employment with General Magic will terminate.

As Chief Marketing Advisor you will report to me, or to my successor, and will devote your best efforts to such duties as may be assigned to you, consistent with your skills and experience. As we have discussed, these services will include the transition of your current management responsibilities to others in the Company, and your continued attention to such business and strategic matters as I may direct.

From and after June 16, 2000 (or such earlier date as we may mutually agree), you shall be free to accept other work (as a consultant or employee), provided, however, that such work shall not interfere with your duties under this agreement, and further provided that during the Term you shall not participate directly on behalf of yourself or any other person or entity in the business creating, developing, marketing, distributing or selling voice-enabled applications, or licensing others to do so. Notwithstanding the preceding two paragraphs, in the event of a Change of Control (as that term is defined in the Change of Control Plan referenced in more detail below), your obligation to refrain from performing the work described above shall immediately terminate. You have agreed that, from March 30, 2000, through and including June 15, 2002 (the "Term"), and for a period of six months thereafter, you will not, on behalf of yourself or any other person or entity, directly or indirectly (i) recruit, solicit the services, or induce the solicitation of the services, of any of the employees, contractors or service providers of the Company, or


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Linda A. Hayes
May 25, 2000
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in any manner attempt to persuade any such person or entity to discontinue or in any way limit any relationship with the Company, (ii) induce any customer, partner or supplier of the Company to discontinue or in any way limit its relationship with the Company, or (iii) disparage the Company, its business, products, services or employees. Likewise, during the Term and for six (6) months thereafter, General Magic agrees not to disparage you or your services or abilities. Finally, you agree not to make any public statement or statements to analysts or the press concerning General Magic, its business, prospects, products, services or employees without first obtaining written approval from General Magic.

From the date hereof until June 15, 2001, you will be compensated at your current base rate of pay, less all applicable state and federal payroll taxes, payable in accordance with Company policy and procedures then in effect. From June 16, 2001 to June 15, 2002, you will be compensated at fifty percent (50%) of your current base rate of pay, less all applicable state and federal payroll taxes, payable in accordance with Company policy and procedures then in effect. During the Term, you also will be eligible to participate in Company benefit programs on the same terms and conditions applicable to Company employees working comparable hours during the same period, except that you shall not be eligible for a bonus under the Executive Bonus Compensation Plan for your work in 2000 and thereafter. In addition, from and after June 16, 2000, you will not be eligible to participate in the Company's life, accident and long term disability insurance programs, or to accrue paid time off benefits. Should the reduction in your hours from and after June 16, 2000, trigger a termination of your medical, dental and vision benefits under applicable law or the Company's insurance policies, General Magic will reimburse the amount of any COBRA premiums paid by you during the Term for continued group medical, dental and vision insurance coverage under the Company's plans for you and your dependent. You will be responsible for your own tax liability, if any, associated with the COBRA reimbursements. Finally, during the Term you shall be treated as a member of "Executive Management" for purposes of the General Magic, Inc. Change of Control Plan ("Change of Control Plan"), and your stock options will continue to vest in accordance with the terms and conditions of the applicable option agreements.

General Magic will reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in connection with services provided by you hereunder; provided that any expenses in excess of $250 must first be approved in writing by me or my designee, and further provided that all requests for reimbursement must be accompanied by such supporting documentation as may be reasonably requested by the Company.

You may terminate your employment under this agreement at any time for any reason or no reason. General Magic may terminate your employment under this agreement immediately for cause. For purposes of this paragraph the term "cause" shall mean: (i) theft, dishonesty, material misconduct or fraud with respect to the business or affairs of General Magic; (ii) intentional falsification of any employment or Company records; (iii) failure to perform the duties assigned to you pursuant to this agreement, which failure is not cured within fifteen days following your receipt of a written warning from General Magic; (iv) any breach of your obligations under the fourth full paragraph of this letter agreement or the Proprietary Rights and Information Agreement dated September 3, 1997; or (v) your conviction (including any plea of guilty or nolo contendere) of a felony or other crime which causes material harm to the reputation or standing of the Company as determined in good faith by the Board of Directors.

In the event you terminate your employment pursuant to the preceding paragraph or your employment is terminated for cause pursuant to the preceding paragraph, you shall not be entitled to any further salary, benefits or other consideration from the Company (including the continued vesting of your stock options) other than to the extent due and payable prior to the effective date of termination. In the event that you terminate your employment due to your disability (as

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Linda A. Hayes
May 25, 2000
Page 3


that term is defined in your employment agreement of August 27, 1997) or death, you or your estate (as the case may be) will be entitled to receive salary continuation according to the schedule set forth in this agreement for the lesser of: (i) a period of six months from the date of such termination; or (ii) the completion of the Term.

Notwithstanding the preceding two paragraphs, in the event that, following a Change of Control (as that term is defined in the Change of Control Plan) your employment is terminated as a result of a Termination After Change of Control (as that term is defined in the Change of Control Plan), you shall be entitled to the compensation and benefits provided to members of Executive Management under the Change of Control Plan and any remaining payments due under this agreement as if you had remained employed for the duration of the Term; provided, however, that all monies paid or payable to you under this agreement from and after June 15, 2000 shall be deemed to be "severance or retention benefits payable in connection with layoff, termination of employment, or the disposition of the operating unit or division of the Company in which the Employee is employed" within the meaning of Section 5(c)(2) of the Change of Control Plan. You shall not be entitled to any further salary, benefits, or other consideration from the Company or its successor other than to the extent due and payable prior to the effective date of termination.

You hereby acknowledge and agree that, except as provided by this agreement, the Change of Control Plan, and until June 15, 2000, your August 7, 1997 employment agreement (as amended hereby), no further, additional or other sums, benefits or consideration are due and owing, or will hereafter become due and owing, to you in consideration of your employment with General Magic.

Your acknowledge and agree that you will continue to be bound by the terms of the Proprietary Rights and Information Agreement dated September 3, 1997, between you and General Magic, and that during the Term you also will continue to be subject to the Company's employment policies, including the insider trading policy.

Except with respect to the obligations created by, acknowledged by, or arising out of this agreement, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release General Magic, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them (the "Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against the Released Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date you sign this letter agreement, including, but not limited to, any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other applicable law. The foregoing release shall not extend to any right of indemnification you have or may have for liabilities arising from your actions within the course and scope of your employment for the Company.

Except with respect to the obligations created by, acknowledged by or arising out of this agreement and your obligations under the Proprietary Rights and Information Agreement dated September 3, 1997, General Magic, on behalf of itself, its affiliates, successors and assigns, and each of them, hereby releases you, your heirs, administrators, representatives, executors, successors and assigns, and each of them, of and from any and all claims, actions and causes of action, whether now known or unknown, which General Magic now has, ever had, or shall or may hereafter have against any of them based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever, within the authorized course and scope of your employment or service as an officer of General Magic, occurring or existing at any time up to and including the date of this letter agreement.

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Linda A. Hayes
May 25, 2000
Page 4


In connection with the foregoing general release, the parties acknowledge that they have read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties hereby expressly waive and relinquish all rights and benefits that either has or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. The parties acknowledge that either of them or their agents may hereafter discover facts or claims in addition to or different from those either now knows or believes to exist, but that each nevertheless intends to fully and finally settle all claims released herein.

The parties further warrant and represent that neither has voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those matters released by this agreement.

This agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Except as otherwise provided herein, we shall settle any controversy, claim or cause of action arising out of or relating to your employment or any termination of such employment with the Company, or the interpretation, performance or breach of this agreement, whether arising in tort, contract or otherwise, in accordance with the following procedures:

     o We shall attempt to resolve any disputes that may arise between us first on an amicable basis through good faith discussions.

     o If we are not able to resolve any dispute through good faith discussions within thirty (30) days of one of us notifying the other of a dispute, we hereby agree promptly to submit any disputes arising under this agreement to final and binding arbitration administered by JAMS/Endispute ("JAMS") in Sunnyvale, California in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes. We further knowingly and willingly hereby waive our respective rights to have any such disputes or claims tried to a judge or jury.

     o In the event of such an arbitration proceeding, the parties shall select a single, neutral arbitrator from among the JAMS panel of arbitrators within thirty (30) days of submission of the dispute to JAMS. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator.

     o Neither party nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

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Linda A. Hayes
May 25, 2000
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     o    The arbitrator shall render an award and a written, reasoned opinion in support thereof. The arbitrator may award, in his or her sole discretion, attorneys fees and costs to a party prevailing in whole or in part on any claim in the arbitration.

     o The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. The award from any binding arbitration shall be binding upon us and our successors and permitted assigns, whether or not one of us fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Nothing in this provision shall prevent either party from seeking injunctive relief from a court to avoid irreparable harm pending the outcome of arbitration.

If any provision of this agreement, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the remainder of this agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto. We further agree to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

This letter agreement, together with the agreements between you and General Magic evidencing your options, the Proprietary Rights and Information Agreement between you and General Magic dated September 3, 1997, and the Change of Control Plan constitute the entire understanding and agreement between you and General Magic with respect to the subject matter contained herein and therein, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto.

Any waiver, modification or amendment of any provision of this agreement shall be effective only if in writing and signed by the parties hereto.

Any notice required by this agreement shall be effective three days following mailing, or immediately upon personal delivery or documented receipt of a facsimile transmission addressed as follows:

     If to General Magic, to the attention of the Chief Executive Officer at:

                           420 North Mary Avenue
                           Sunnyvale, California 94086
                           Facsimile: 408-774-4033

     If to you:

                           1517 Country Club Drive
                           Los Altos, CA 94024
                           Facsimile:  650-947-8801


This Agreement is not assignable by either party, except that General Magic may assign it in connection with an acquisition, merger, consolidation or sale of all or substantially all of the assets of the Company. In the event of any

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Linda A. Hayes
May 25, 2000
Page 6


such merger or transfer of assets, the surviving corporation or the transferee of General Magic's assets shall be bound by and shall have the benefit of the provisions of this agreement, and General Magic shall take all actions necessary to insure that any such corporation or transferee is bound by the provisions of this agreement.

This agreement does not waive or release any rights or claims that you may have under the Federal Age Discrimination in Employment Act which arise after the date you sign this agreement. Moreover, you have a period of 21 days within which to review and consider this agreement before signing it. You may use as much of this time as you wish to consider this agreement. We also suggest that you seek the advice of counsel to aid you in your review. You may revoke this agreement within seven days of signing it. Revocation must be made by delivering a written notice of revocation to me at 420 North Mary Avenue, Sunnyvale, California 94086. For your revocation to be effective, I must receive your notice not later than the close of business on the seventh day after you sign the agreement. If you revoke the agreement, you will not receive any of the benefits described herein.

If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ STEVEN MARKMAN
------------------------
Steven Markman

                                       Acknowledged and agreed:

                                       /s/ LINDA A. HAYES           5/27/2000
                                       --------------------------------------
                                       Linda A. Hayes